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                                                                      Exhibit 21

                         Subsidiaries of the Corporation

1.       BankPhiladelphia, a Pennsylvania chartered stock savings bank.
2.       USACapital, Inc., a Pennsylvania corporation.
3.       USACredit, Inc., a Pennsylvania corporation.
4.       USAHoldings, Inc., a Pennsylvania corporation.
5.       USA Capital Trust I, a Delaware business trust.
6.       USABanc.com, Inc., a Pennsylvania corporation.